EXHIBIT 10.4

           THE FARMERS NATIONAL BANK OF EMLENTON EXECUTIVE MANAGEMENT
                              BONUS PLAN (SUMMARY)

The Farmers National Bank of Emlenton Executive Management Plan provides for an annual bonus to Executive Management employees of the Bank (President, Chief Lending Officer, Chief Operating Officer, Human Resources Director, and Controller). Bonuses (based on a percentage of the executive's annual salary) are based on the Bank achieving a minimum return on average equity ("ROE"). Executives are eligible for varying levels of bonuses in the event the Bank achieves targeted levels of ROE (entry level, goal and maximum).

The plan is administered by the Human Resources Committee and reviewed annually by the Committee with any changes being recommended to the full Board of Directors of the Bank for approval.